EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-186402) pertaining to the 2012 Equity Incentive Plan of Facebook, Inc.,

(2)	Registration Statement (Form S-8 No. 333-181566) pertaining to the 2005 Officers’ Stock Plan, 2005 Stock Plan, and 2012 Equity Incentive Plan of Facebook, Inc.,

(3)	Registration Statement (Form S-8 No. 333-199172) pertaining to the Non-Plan Restricted Stock Unit Awards of Facebook, Inc.; and

(4)	Registration Statement (Form S-3 ASR No. 333-199678) of Facebook, Inc.

of our reports dated February 2, 2017, with respect to the consolidated financial statements of Facebook, Inc. and the effectiveness of internal control over financial reporting of Facebook, Inc. included in this Annual Report (Form 10-K) of Facebook, Inc. for the year ended December 31, 2016.

/s/ Ernst & Young LLP

San Francisco, California
February 2, 2017